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                                                                      Exhibit 11

                     TB WOOD'S CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
               ($ and shares in thousands, except per share data)

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PRIMARY EARNINGS (LOSS) PER COMMON SHARE:                           Quarter Ended        Quarter Ended
                                                                    March 31, 1995       March 31, 1995
                                                                    --------------       --------------
Net income                                                             1,001                   (372)
                                                                      ======                 ======

Weighted average common shares outstanding                             3,375                  4,727

Add: Weighted average number of shares which could have
          been issued upon exercise of outstanding options/warrants      375                    105
                                                                      ------                 ------

Weighted average number of shares used to compute
          primary earning (loss) per share                             3,750                  4,832
                                                                      ======                 ======


Primary Earning (loss) per share                                        0.27                  (0.08)
                                                                      ======                 ======


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